MASTER DISTRIBUTION PLAN

WHEREAS, RBC BlueBay Enhanced Income Fund (“Trust”) is registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Act”) operating as an interval fund pursuant to Rule 23c-3 under the Act and is authorized to issue shares of beneficial interest representing interests in the Trust’s portfolio of securities and other assets,

WHEREAS, although the Trust is a closed-end management investment company, the Trust was granted exemptive relief from the U.S. Securities and Exchange Commission (“SEC”) to permit the Trust to offer multiple classes of shares, subject to the condition that, if the Trust pays intermediaries for distribution, the Trust will comply with Rule 12b-1 under the Act as if the rule applies to a closed-end management investment company. Accordingly, it is anticipated that the Trust will issue one or more classes of shares (each a “Class” and together, the “Classes”); and

WHEREAS, the Trust has engaged RBC Global Asset Management (U.S.) Inc. (the “Adviser/Administrator”) to render investment management and administrative services with respect to the Trust; and

WHEREAS, the Trust employs Quasar Distributors, LLC (the “Distributor”) as the distributor of securities of the Trust; and

WHEREAS, the Board of Trustees of the Trust has determined that it is appropriate to adopt a Master Distribution Plan (the “Plan”) with respect to the Trust and certain Classes after determining that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.

NOW THEREFORE, the Trust hereby establishes the Plan on the following terms and conditions:

1.  The Plan shall pertain to such Classes as shall be designated from time to time by the Trustees of the Trust or in any Supplement to the Plan (“Supplement”).

2.  The Trust will pay distribution expenses directly or will reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of such Classes. Such distribution costs and expenses would include (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form-of advertising, (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors, and (v) such other similar services as an executive officer of the Trust determines to be reasonably calculated to result in the sale of shares of the Trust.

Payments or reimbursements under the Plan shall be made on a monthly basis, subject to an annual limit of the average daily net assets of the Trust, or of each Class, as applicable, as shall be set forth on Exhibit A hereto or in any Supplement to the Plan, as applicable, with respect to the Trust or a Class, subject further to any lower limits that may be required pursuant to applicable rules of the Financial Industry Regulatory Authority. Payments made out of or charged against the assets of the Trust or Class, as applicable, must be in payment or reimbursement for distribution costs and expenses, or distribution services rendered, for or on behalf of the Trust or Class.

3.  The Trust shall pay all costs and expenses in connection with printing and distribution of prospectuses and the implementation and operation of the Plan provided that expenses attributable to the Trust shall be paid by the Trust and expenses attributable to a Class shall be paid by that Class.

4.  The Plan shall not take effect with respect to the Trust or a Class, if adopted after any public offering of the Trust or a Class (or the sale of securities of the Trust or such Class to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust or affiliated persons of such promoters), until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Trust or that Class. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to the Trust or a Class if a majority of the outstanding voting securities of the Trust or each

Class, as applicable, votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust (with respect to a Class)).

5.  The Plan shall not take effect with respect to the Trust or a Class until it has been approved, together with any related agreements, amendments or Supplements, as applicable, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), cast in person (if such vote is required to be cast in person under then current positions and interpretations of the 1940 Act by the SEC or its staff) at a meeting (or in meetings) called for the purpose of voting on the Plan and such related agreements.

6.  The Plan, once approved for the Trust or a Class, shall continue in effect for the Trust or such Class so long as such continuance is specifically approved at least annually with respect to the Trust and such Class in the manner provided for approval of the Plan in paragraph 5.

7.  Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.  Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to the Trust or a Class at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Trust or Class, as applicable, on not more than 60 days written notice to any other party to the agreement: and (b) that such agreement shall terminate automatically in the event of its assignment.

9.  The Plan may be terminated at any time with respect to the Trust or a Class by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Trust or that Class, as applicable. With respect to any Class for which the Plan is not terminated, the Plan will continue in effect subject to the provisions hereof.

10.  The Plan may be amended at any time by the Board of Trustees provided that: (a) any amendment to increase materially the costs which the Trust or a Class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Trust or Class, as applicable, and upon compliance with conditions of applicable exemptive orders issued by, or rules of, the SEC; and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

11.  While the Plan is in effect, the Trust’s Board of Trustees must satisfy the Fund Governance Standards as defined in Rule 0-1(a)(7) under the Act.

12.  The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of the Plan, the agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.

Dated: March 20, 2026

Exhibit A

As provided in paragraph 2 of the Plan, payments or reimbursements by the Trust shall be subject to an annual limit of 0.50% of the average daily net assets attributable to Class T shares provided that up to 0.25% of such average daily net assets may be designated out of such payments or reimbursements as a “service fee,” as defined in rules and policy statements of the Financial Industry Regulatory Authority.